EXHIBIT 99.1

For Additional Information Contact: Kevin Toomb Marketing Director 704-688-4452

FOR IMMEDIATE RELEASE
April 27, 2005

First Charter Corporation President & CEO
Lawrence M. Kimbrough to Retire;
Board Names Robert E. James, Jr. Successor

CHARLOTTE, NC — First Charter Corporation (NASDAQ: FCTR) today announced that President and Chief Executive Officer Lawrence M. Kimbrough has informed the board of directors that he will retire on January 31, 2006, shortly after his 65th birthday. Kimbrough also announced his intention to voluntarily step-down from his roles as President and Chief Executive Officer of the Corporation effective June 30, 2005. The board, in turn, unanimously named Robert E. James, Jr., president-elect and CEO-elect of First Charter Corporation. James is currently the president and chief executive officer of First Charter Bank and will assume the new offices on July 1, 2005.

“I congratulate Bob James and have every confidence in the ability of he and his management team to lead First Charter to great successes in the years to come,” Kimbrough said. “This is the next step in a carefully designed management succession plan developed some time ago.”

“Although a new generation of leaders will take the reins at First Charter, the strategic direction of the company will not change,” Kimbrough continued. “Bob James is fully committed to our Community Banking Model and to the essential values of delivering exceptional personal service and deepening customer relationships. Under his leadership, First Charter will continue to achieve the objectives we have set for long-term growth and enhanced shareholder value.”

From July 1, 2005 until his retirement on January 31, 2006, Kimbrough will remain an employee of First Charter with the title of President Emeritus. During that time he will continue to assist in the transitioning of his responsibilities. Effective June 30, 2005, Kimbrough will also step down as a director of First Charter Corporation and First Charter Bank.

Lawrence M. Kimbrough
A native and lifelong resident of Davidson, North Carolina, Lawrence Kimbrough, 64, earned a bachelor’s degree from Davidson College in 1963. After two years in the Army, he studied law at Duke University, graduating in 1968.

Following law school, he joined the Trust Department at First Union. He then moved to Piedmont Bank & Trust in Davidson, where he remained as head of the Trust Department until the bank was acquired by First Union in 1983.

In 1984, Kimbrough joined First Charter, once again leading the Trust Department. In 1986 he was named president and CEO. At that time, First Charter had 11 branches and assets of $142.5 Million. During his 20 years of leadership, he has piloted First Charter through a series of acquisitions that has made the company the fifth largest bank headquartered in North Carolina, with 53 branches, seven insurance offices and assets totaling $4.5 Billion as of March 31, 2005.

Robert E. James, Jr.
A native of Murfreesboro, North Carolina, Bob James joined First Charter in 1999 and was assigned responsibility for all customer contact areas including Community Banking, Commercial Banking, Mortgage Services, Brokerage Services, Insurance Services and Wealth Management. Marketing also reported to him.

James was elected President and CEO of First Charter Bank in April 2004. In addition to the aforementioned areas, he assumed responsibility for Human Resources, Information Technology, Bank Operations and Credit Risk Management.

Prior to joining First Charter, James served 25 years with Centura Bank, of Rocky Mount, North Carolina, where he was instrumental in developing the bank’s knowledge-based, proactive sales culture and managed commercial and small business lending, alternative channels and marketing.

James, 54, graduated from the University of North Carolina at Chapel Hill with a bachelor’s degree in business administration in 1973. He is also a graduate of the Louisiana State University Graduate School of Banking. James and his family live in Charlotte.

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.5 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, seven insurance offices and 110 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates loan origination offices in Raleigh, NC and Reston, VA. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter may be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward-looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

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